CODE OF ETHICS for CEO
and
CONFIDENTIALITY AGREEMENTS for CEO, DIRECTORS, MANAGEMENT and STAFF

Due to the potential public perception of privileged information available to the Chief Executive Officer of Sino Cement, Inc. rules must exist that ensure no advantage is taken or perceived to be taken of any confidential or privileged information.

To the best of my knowledge and ability, in executing my responsibilities as Chief Executive Officer:

  I will act with honesty and integrity, avoiding actual or apparent conflicts of interest;
  I will provide internal and external disclosure with appropriate and objective information that is full, plain, true and timely;
  I will respect the confidentiality of information acquired in the course of my daily responsibilities except when authorized or otherwise legally obligated to disclose. I will not use confidential information aquired in my daily responsibilities for personal advantage. (See Confidentiality Agreement);
  I will instill and promote ethical behaviour as a responsible partner among others in my work environment. I understand my accountability for adhering to this code and my responsibility to report violations of this code to the corporate compliance officer or other appropriate individuals;
  I will comply with all applicable governmental laws, rules and regulations, and other appropriate private and public regulatory agencies' requirements; and,
  I will exercise responsibility over company assets and resources and maintain appropriate internal controls.

Signature	Date

READ THE FOLLOWING IN FULL PRIOR TO SIGNING YOUR AGREEMENT

Ethical Standards for Directors, Management and Employees

Due to the potential public perception of privileged information available to the Directors, Management and Employees of the company, rules must exist that ensure no advantage is taken or perceived to be taken of any confidential or privileged information.

Employees must also recognize that actions of associated persons can directly reflect upon them as employees and also upon the company. Consequently not only must an employee be guided by the highest ethical standards, an employee should be aware that the conduct of an associated person can influence the perception of an employee. It is the responsibility of employees to ensure that associates are fully aware of the employee's need to maintain the highest of ethical standards.

For the purpose of this policy an "associate" is any person having the same home as the employee.

Any failure to comply with this policy may result in disciplinary action up to and including termination of employment.

All persons or groups holding 5% or more of the company's securities must file the appropriate forms with the Securities and Exchange Commission annually. These forms include but are not limited to Form 3, Form 4, Form 5 and Schedule 13(g). It is the responsibility of each individual or group holding 5% or more to file their reports promptly. Failure to comply with this policy may result in disciplinary action from both the Company and the Securities and Exchange Commission. (Forms can be found at: www.sec.gov)

CONFIDENTIALITY

Sino Cement, Inc.

Due to the nature of the Company's business, employees (whether full-time, contract or temporary) may not disclose confidential information with respect to the Company or its clients during, or at any time after, their employment with us.

All information related to the Company, its clients, contacts and vendors that employees become aware of during the course of their employment with the Company, except information prepared by or provided to the Company for the purpose of dissemination to the public or information that otherwise is or becomes known to the public, is considered confidential.

Examples of confidential information include:

Trade secrets, proprietary information, intellectual property, business knowledge, or data (including methods of doing business, information on costs, prices, profits and customer lists); or information provided by professionals respecting legal opinions and reviews, and vendor contracts.

The Company Employees may not, upon termination of employment with the Company, remove from the premises any written materials or electronic data (whether stored on diskette or otherwise) that constitute confidential information. Employees who are in doubt as to whether any particular information is confidential or not, should assume that it is until told otherwise by their Manager.

PROPERTY RIGHTS

All inventions or improvements, including, without limitation, literary works, computer programs and intellectual property, that employees conceive, author or otherwise discover during their employment with the Company, are, unless otherwise indicated in writing by the Company based on relevance and the Company's interest, the exclusive property of the Company. Employees shall execute all documentation and take all other actions, at the Company's expense, as the Company may request in order to allow the Company to obtain and maintain protection of intellectual property rights in respect of such inventions and improvements. Employees must abide by the foregoing while employed by the Company and thereafter. Assigns, executors, administrators or other legal representatives of employees are also bound by the foregoing.

CORPORATE POLICIES

Employees must abide by all Human Resources policies.

SIGNATURE

DATE:

SIGNATURE:

NAME (Print):

READ THE FOLLOWING IN FULL PRIOR TO SIGNING YOUR AGREEMENT

CONFIDENTIALITY

It is the responsibility of Human Resources staff to ensure that all of the information dealt with on a daily basis be treated with the utmost confidentiality. Access to personal or business information regarding any employee/client that is required in the conduct of business will be considered confidential and proper security measures will be maintained to protect the confidentiality.

CONSIDERATIONS

Personnel files will not be left open, or unattended on workstations. This includes leaving personal information unattended on a PC screen. Personal information (salary, training, address or other personal information, etc) will not be shared with anyone other than for legitimate business purposes, and then only with those employees who have similarly completed a Commitment to Confidentiality form. Business correspondence that may compromise confidentiality will be locked away at the end of the day.

COMMITMENT

Outlined above are guidelines to the commitment needed by every member of the Human Resources team (whether HR staff or staff in another business area) in order to provide an acceptable level of confidentiality. Any breach of confidentiality will be treated as a most serious matter. Immediate disciplinary action will be taken, up to and including dismissal.

SIGNATURE

By signing below, you will have indicated your commitment to this policy.

DATE:

SIGNATURE:

NAME (Print):